PROXY VOTING

At a Special Meeting of Shareholders of the Funds held at the offices of Gemini Fund
Services, LLC,450 Wireless Boulevard,
Hauppauge, NY 11788, on August 21, 2012, shareholders of record at the closeof business on June 1, 2012 voted to approve the following proposal:

Proposal - To approve a proposed Agreement and Plan of Reorganization and Termination
("Reorganization") pursuant to which the Funds would reorganize into separate series of AmericaFirst Quantitative Funds
("AmericaFirst Trust"), an investment company newly organized as a Delaware statutory trust, under which each existing Fund would transfer all assets into a corresponding newly created series of AmericaFirst Trust:

AmericaFirst Defensive Growth Fund
Votes in Favor	Votes Against	Abstained
644,399		22,451		98,617

AmericaFirst Income Trends Fund
Votes in Favor	Votes Against	Abstained
1,194,976	20,717		148,835

AmericaFirst Absolute Return Fund
Votes in Favor	Votes Against	Abstained
2,432,807	79,599		475,297

AmericaFirst Quantitative Strategies Fund
Votes in Favor	Votes Against	Abstained
3,534,238	54,252		505,591